Exhibit 99.1

DISCLOSURES REGARDING CKX, INC.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This exhibit contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. While we believe that the expectations reflected in such forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this exhibit, including, without limitation, in conjunction with the forward-looking statements included in this exhibit. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our ability to satisfy the condition to releasing the proceeds of our notes offering from escrow;

•

the impact of substantial indebtedness incurred to finance the Transactions (as described herein), including the effect on our ability to borrow money, fund working capital, operations and new investment opportunities and make strategic acquisitions;

•	the need to allocate significant amounts of our cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

•	the continued success of our business, including the popularity of our entertainment properties;

•	our relationships with third parties, including our co-producers, television broadcasters and record companies;

•	our inability to integrate future acquisitions;

•	the right of certain affiliates, noncontrolling interests and third parties to exploit our intellectual property for commercial purposes;

•	inadequate protection of our intellectual property rights;

•	changes in U.S., global, or regional economic conditions;

•	the departure or a failure to recruit key personnel;

•	the potential conflict in interest between the Sponsor’s interests and our creditors’ interests;

•	our inability to obtain additional debt or equity financing on favorable terms, or at all;

•	our dependency upon distributions from our operating subsidiaries to fund our operations;

•	risks that the Transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the Transactions; and

•	the other factors described under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this exhibit may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF NON-GAAP FINANCIAL INFORMATION

We have provided Adjusted EBITDA, Reported EBITDA, Adjusted Revenue and pro forma Free Cash Flow information in this exhibit because we believe they provide investors with additional information to measure our performance and evaluate our ability to service our indebtedness. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for measuring returns on capital investments and evaluating potential acquisitions, and determining awards under incentive compensation plans. We have also included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CKX, Inc.” the historical “Reported EBITDA” (or “OIBDAN”) of CKX as such measure was disclosed in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Adjusted EBITDA and Reported EBITDA are not measurements of operating performance computed in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and our use of the terms Adjusted EBITDA and Reported EBITDA varies from others in our industry. Adjusted EBITDA and Reported EBITDA as presented in this exhibit are supplemental measures that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and Reported EBITDA should not be considered as alternatives for operating income, net income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA and Reported EBITDA have important limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	includes estimated cost savings and operating synergies;

•	excludes the impact of non-recurring expense (income);

•	excludes the impact of costs associated with restructuring initiatives;

•	reflects the run-rate effect of contractual changes;

•	excludes equity in earnings of affiliates, and includes distributions from an equity method investee;

•	includes cash distributions to non-controlling interests;

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness; and

•	does not reflect certain non-cash and other charges or costs that are deducted in calculating operating income. These are expenses that may recur, vary greatly and are difficult to predict.

Further, Reported EBITDA excludes income tax expense (benefit), interest income and expense, depreciation and amortization, impairment charges, equity in earnings (losses) of affiliates and non-cash compensation expense.

Because of these limitations, we rely primarily on our GAAP results and use Reported EBITDA and Adjusted EBITDA only supplementally. In addition, you should be aware when evaluating Reported EBITDA and Adjusted EBITDA that in the future we may incur expenses similar to those excluded when calculating Reported EBITDA and Adjusted EBITDA. Our presentation of Reported EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We believe that the presentation of Adjusted Revenue is appropriate to provide an additional measure of our performance and is frequently used by securities analysts, investors and other investing parties in the evaluation of companies. Adjusted Revenue is not a measure of our financial performance under GAAP and should not be considered as a substitute for our revenue or any other performance measures computed in accordance with GAAP. For example, Adjusted Revenue:

•	includes returns of capital from a joint venture as revenue;

•	excludes revenue from divested or shut down businesses;

•	reflects the estimated annual impact of certain contractual changes;

•	excludes revenue attributable to the termination of a certain license agreement; and

•	excludes the impact of certain nonrecurring revenue.

Pro forma Free Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures, cash income tax expense, management fees and dividends on preferred stock for the twelve months ended March 31, 2011, on a pro forma basis. We believe that the presentation of pro forma Free Cash Flow is appropriate to provide an additional measure of our performance and it is frequently used by securities analysts, investors and other investing parties in the evaluation of a company’s ability to amortize its indebtedness and finance growth projects. Pro forma Free Cash Flow is not a measurement of liquidity under GAAP and should not be considered as a substitute for our cash flows from operating activities or any other liquidity measures derived in accordance with GAAP. Pro forma Free Cash Flow has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Pro forma Free Cash Flow includes the adjustments as described above to Adjusted EBITDA, which in turn is derived from net income by applying the adjustments as described in footnote 3 to our “Summary Historical and Pro Forma Consolidated Financial and Other Operating Data.” A reconciliation of net income to cash from operating activities is presented in our statements of cash flows, contained in the audited and unaudited consolidated financial statements elsewhere herein.

SUMMARY

After completion of the Transactions described below under “—The Transactions,” our notes will be the obligations of CKX Entertainment, Inc. and will be guaranteed by the Issuer’s direct parent, CKX Entertainment Holdings, Inc. (“Holdings”), substantially all of the Issuer’s existing and future wholly-owned domestic subsidiaries and certain of its existing and future wholly-owned foreign subsidiaries. Unless otherwise indicated or the context otherwise requires, references in this exhibit to “we,” “our,” “us” and “the company” refer to Holdings and each of its consolidated subsidiaries, including CKX, Inc. (“CKX”), after giving effect to the consummation of the Transactions. References in this exhibit to “Apollo” refer to Apollo Global Management, LLC and references to the “Sponsor” refer to Apollo and its affiliates. References in this exhibit to television ratings refer to Nielsen ratings for adults in the 18 to 49 year old demographic. References in this exhibit to “FOX” are to Fox Broadcasting Corp. and its affiliates. For purposes of this exhibit, we have assumed that the Sillerman Stockholders (as defined under “—The Transactions”) will not hold any equity interests in Holdings upon consummation of the Transactions. You should carefully consider all information in this exhibit, including the matters discussed in “Risk Factors” beginning on page 25.

Our Business

Our company owns, produces and monetizes entertainment content based on iconic, irreplaceable brands. Those brands include two of the highest rated regularly scheduled American TV shows, one of the world’s most celebrated entertainers, and one of the greatest athletes and humanitarians of all time. Our assets include rights to the name, image and likeness of Elvis Presley and the operations of Graceland; rights to the name, image and likeness of Muhammad Ali; co-ownership rights to the IDOLS television franchise, including the American Idol series and local adaptations of the IDOLS television show format which, collectively, have aired in more than 100 countries around the world; and co-ownership of the So You Think You Can Dance television format. These properties generate revenue across multiple entertainment platforms, including television; music; sponsorship, licensing and merchandising; artist management; themed attractions and live touring events.

We believe that emerging technologies are driving shifts in the way that people consume video, audio and live performance content, allowing consumers to more easily engage with entertainment content when, where and how they choose. These technologies will continue to drive consumer demand for quality content and, as consumer demand for premium content grows, we believe our globally recognized entertainment properties should be a beneficiary. Further, emerging distribution platforms should create additional opportunities to generate new forms of content off of existing brands and television formats. We also believe that the experience of our management team and the financial and operational support of our new equity investor, an affiliate of Apollo, position us to grow the value of our assets.

We believe that the popularity of our assets offers us scalable commercial opportunities, on a global basis. Our assets, delineated by our operating segments, are as follows:

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19 Entertainment Limited (“19 Entertainment”), which represents 78% of our 2010 revenue, co-owns proprietary rights to the IDOLS and So You Think You Can Dance television brands. The IDOLS franchise continues to hold a prominent place in the television landscape and grow its reach across new platforms. In its 10th season this year, American Idol increased its average viewership to 25 million viewers per telecast, achieved a ratings gap of 69% over television’s regularly scheduled #2 show this season, and for the first time provided an online voting platform that contributed to a record 730 million votes this season. Furthermore, So You Think You Can Dance continues to thrive and was the #1 or #2 show on FOX in each of the last six summer seasons. This season’s launch marked the show’s highest-rated premiere in four years, and carried FOX to an 88% ratings premium above the next highest-rated network for the night.

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Elvis Presley Enterprises, which represents 21% of our 2010 revenue, owns the rights to the name, image and likeness of Elvis Presley, certain music and other intellectual property created by or related to Elvis Presley and the operations of Graceland and has partnered with Cirque du Soleil to produce the Viva Elvis show in Las Vegas, Nevada. Nearly 34 years after his death, Elvis remains one of the most widely recognized and top earning celebrities. Currently more than 4 million people “like” Elvis Presley on Facebook. Last year also marked the 27th consecutive year that more than half a million paying visitors traveled to Graceland, and we continue to seek new ways to expand the brand with initiatives such as the launch of Viva Elvis last year.

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Muhammad Ali Enterprises, which represents 1% of our 2010 revenue, owns the rights to the name, image and likeness of, as well as certain trademarks and other intellectual property related to Muhammad Ali (“Ali”). Ali continues to be recognized as one of the world’s greatest athletes and humanitarians, and we continually seek opportunities to extend the Ali brand across media, merchandising, and consumer goods channels.

Our Strengths and Strategy

Uniquely Powerful Television Franchises

The IDOLS franchise is the basis for television shows that have aired in more than 100 countries around the world and includes American Idol, which has been the top-rated regularly scheduled U.S. television show since 2006. The 10th season of American Idol concluded on May 25, 2011 and over the course of the season averaged 25 million viewers per telecast, a 4% increase over the previous season, and averaged a 69% ratings premium over the next most popular regularly scheduled show on U.S. television. Our ratings premium over the next highest-rated full season show has grown by more than 50% since the 2005 season. We believe the cornerstone of the show’s success is audience engagement, as evidenced by more than 730 million votes cast in favor of various contestants in the most recent season, the most votes in any season to date, and more than 4.8 billion votes cast since the inception of the show in 2002.

Based on the show’s increased viewership this past season, already a decade into its existence, we believe that American Idol continues to build momentum and has a significant remaining lifespan. We believe that the competitive dynamic and engaged viewership of the American Idol audience (they vote for the winner) are key elements of its format and success and make it most akin to game show or reality formats, the most successful of which have enjoyed between twenty and forty seasons on air.

In each of the past five seasons FOX has ordered in excess of 50 hours of American Idol programming, including an average of over 55 hours over the past two seasons, as the show continues to be one of its most important television franchises. Nielsen analysts estimate that American Idol was the highest revenue grossing regularly scheduled show on television in 2010, and that FOX generated approximately $963 million in advertising sales related to American Idol in the 2009 to 2010 broadcast season. This season, for the first time, American Idol regularly aired on Thursday nights, television’s most competitive and lucrative advertising window, which drove FOX to its highest average Thursday night rating since 1995. Additionally, American Idol provides FOX with leverage in its retransmission fee negotiations with pay television distributors and FOX uses the American Idol audience as a platform to launch new shows, such as House and Glee.

In addition to the strength of the television show, the IDOLS franchise is a platform for an array of commercial opportunities. Only 39% of our revenue derived from the IDOLS franchise (18% of our total revenue) in 2010 came directly from production fees related to the television broadcast of American Idol. We also generate revenue related to American Idol from an annual summer concert tour that features the show’s finalists, on and off-air sponsorship fees from large blue-chip advertising spenders (including Coca-Cola, Ford and AT&T), sales of albums released by former American Idol contestants (including Carrie Underwood, Kelly Clarkson and Chris Daughtry), IDOLS-related merchandise and licensing fees, the sale of the right to rebroadcast American Idol in foreign countries and the sale of the right to produce local renditions of the format in foreign countries.

CKX’s other television property, So You Think You Can Dance, attracted an average of over 7 million viewers per telecast since its premiere in 2003 and an average of over 11 million viewers per telecast in 2010, making it the #1 or #2 show on FOX in each of the last six summer seasons. The show’s 8th season debuted in May 2011 with its highest premiere night ratings in four years and carried FOX to an 88% ratings premium above the next-highest rated network for the night.

Stable Asset Value of Evergreen Properties

The Elvis Business generates ongoing licensing revenue and royalties from a diversified group of approximately 250 licensees and a library of approximately 1,150 song copyrights. While Elvis passed away nearly 34 years ago, he remains one of the most widely recognized and top earning celebrities and attracted over 500,000 visitors to Graceland for each of the last 27 years. We estimate that first-time Graceland attendees accounted for 75% of visitors over the last 4 years and that at least 23% of visitors during the past 3 years were younger than 34 years old. Similarly, while Muhammad Ali has not competed professionally for more than two decades, we continue to generate revenue from licensing his name, image, and likeness. He was identified as the greatest athlete in the 20th century by GQ Magazine, Sportsman of the Century by Sports Illustrated and Sports Personality of the Century by BBC Sports.

Significant Near Term Growth Opportunities

We believe that a range of near-term opportunities exist for us to enhance our earnings from our existing IP. The renewed strength of the American Idol television show, affirmed by the 4% increase in this past season’s viewership versus the prior year, can bolster sponsorship revenue and drive other ancillary American Idol revenue, including the sale of summer tour tickets and album sales from this season’s contestants. Further, we expect to be able to pursue greater opportunities to monetize the American Idol brand through the Internet and other digital distribution channels.

In addition, the Graceland attraction was opened to the public in the 1980s and lacks many of the amenities and points-of-sale that one would expect from a tourist destination that garners over 500,000 visitors per annum. We see an opportunity to renovate the Graceland visitor experience as well as the adjacent Heartbreak Hotel to attract attendees and generate incremental per capita spending on merchandise and food & beverage. Other near-term growth opportunities include expanding the Viva Elvis show format into new markets, including potentially international markets, as well as opening new American Idol attractions, similar to what exists in Disney World in Florida today.

The nature of our intellectual property lends itself to the establishment of logical business partnerships with a number of Apollo portfolio companies. As a result of our relationship with Apollo, we believe we will have the ability to pursue mutually beneficial arrangements with selected Apollo portfolio companies, including Caesars Entertainment and Norwegian Cruise Line.

In addition, we believe the international popularity of our properties will offer us incremental monetization opportunities abroad. The IDOLS TV show format has aired in more than 100 countries around the world and delivers associated revenue in the form of format fees from local broadcasters, program sponsorship, and international merchandise and licensing. Adaptations of the IDOLS format have successfully aired in Canada, Finland, Germany, the Netherlands, Australia and New Zealand, as well as 23 countries in Latin America.

Scalable Business Model and Strong Free Cash Flow Generation

We would have generated Free Cash Flow of $35.8 million for the twelve months ended March 31, 2011, on a pro forma basis after giving effect to the Transactions. We attribute our ability to generate this level of Free Cash Flow to our relatively high EBITDA margins, relatively low levels of annual recurring capital expenditures and working capital requirements.

Our ability to generate these levels of Free Cash Flow relates to the restructuring of our 19 Entertainment subsidiary in 2010. Through this restructuring we achieved run-rate savings of approximately $30 million at 19 Entertainment in 2010 by reducing headcount by 69% from 245 to 77 employees, closing offices in London, Paris, New York and Nashville, trimming employee-related expenses and divesting certain non-core projects. In addition, we have identified approximately $4.7 million of annual corporate-level costs savings which would be realized upon the consummation of the Transactions, largely related to public-to-private savings and reductions in other professional fees.

Furthermore, we have a scalable corporate cost structure, and expect to operate with approximately $15 million of corporate overhead, which we expect will provide significant operating leverage as we continue to scale our business through acquisitions, partnerships and licensing opportunities.

Experienced Management Team Supported by Strategically Oriented Sponsor

The members of our senior corporate management group, including Michael G. Ferrel, Howard J. Tytel, Thomas P. Benson and Kraig G. Fox, have worked in the media and entertainment business for an average of 25 years and for the past 15 years together. Together, they previously assembled, managed, and sold five public companies, the most recent of which was SFX Entertainment, Inc., the assets of which comprise the largest component of the Live Nation business today. These companies, in the aggregate, raised over $5.0 billion of capital through external financings and consummated and integrated numerous acquisitions under the leadership of CKX’s senior management team. This prior experience of members of our senior team underscores their expertise in developing and monetizing entertainment content and capitalizing on synergies among unique entertainment assets. Similarly, Apollo brings substantial resources and operational experience. Over the past 21 years, Apollo has been a large investor in media, entertainment and leisure assets and a builder of businesses, in these industries, in particular.

Ability to Build New Revenue Streams via Investment and Acquisition

The entertainment content landscape is highly fragmented with numerous established and emerging production companies that lack the capital or scale to grow. We will seek to acquire or partner with individuals or companies that control various forms of content which would be synergistic and accretive, as well as provide further diversification across different platforms and distribution channels. Apollo has a record of building companies over long periods of time via organic growth measures and acquisitions. Drawing on Apollo’s capital resources as well as its expertise in sourcing and executing synergistic acquisitions, we will seek transactions with entities or individuals that we believe will allow us to create and develop new content.

The Transactions

On May 10, 2011, the Issuer entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CKX and Colonel Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Issuer (“Merger Sub”). The Issuer and Merger Sub are both controlled by the Sponsor. Pursuant to the Merger Agreement, the Issuer caused CKX Entertainment Offeror, LLC, previously named Colonel Offeror Sub, LLC, a Delaware limited liability company and its indirect, wholly-owned subsidiary (“Offeror”), to commence a tender offer (the “Tender Offer”), to purchase all of the outstanding shares of CKX’s common stock, par value $0.01 per share, at a price of $5.50 per share (the “Offer Price”), representing an enterprise value of approximately $572 million. The Tender Offer is expected to settle promptly in accordance with its terms, with shares (including shares tendered through notices of guaranteed delivery) representing approximately 54.8% of CKX’s outstanding common stock being tendered for an aggregate purchase price of approximately $279.5 million. To finance the Tender Offer and the purchase of CKX’s common stock, the Issuer will use a combination of investments in Holdings’ equity by funds affiliated with and controlled by the Sponsor and a tender facility providing for borrowings by the Issuer. In addition, the completion of the Tender Offer is expected to trigger a change of control under CKX’s prior credit facility. CKX will borrow under a new senior secured bridge facility to repay all amounts outstanding under its prior credit facility and to pay fees and expenses related to the refinancing and the Tender Offer and will enter into a new $35.0 million senior secured revolving credit facility, of which no amounts are expected to be outstanding at the closing of this offering. See “Description of Other Indebtedness” for description of the senior secured revolving credit facility.

Upon the closing of the Tender Offer, we expect that Offeror and the Sillerman Stockholders (defined below), who will collectively hold shares representing approximately 75.5% of CKX’s outstanding common stock, to approve the merger of Merger Sub with and into CKX by written consent, with CKX continuing as the surviving corporation in the merger (the “Merger”). Subject to the satisfaction of certain conditions and the contribution of all of the shares of CKX’s common stock acquired in the Tender Offer by Offeror to Merger Sub, Merger Sub and CKX will complete the Merger, and CKX will become an indirect, wholly-owned subsidiary of the Issuer. In the Merger, each outstanding share of CKX’s common stock, other than shares of CKX’s common stock owned by the Issuer, Merger Sub, Offeror or any of their subsidiaries or by stockholders who have validly exercised their appraisal rights and are entitled to payment of the fair value of CKX’s common stock that they own under Delaware law, will be converted into the right to receive cash in an amount equal to the Offer Price.

In connection with the Merger, the Issuer entered into support agreements with The Promenade Trust and with Robert F.X. Sillerman, Sillerman Capital Holdings, L.P. and Laura Sillerman (collectively, the “Sillerman Stockholders”). Pursuant to the support agreement with The Promenade Trust, The Promenade Trust will contribute all of its shares of Series B and Series C preferred stock in CKX to Holdings prior to the Merger in exchange for new senior preferred securities of Holdings. In their support agreement, the Sillerman Stockholders agreed, among other things, to contribute their shares of CKX common stock to Holdings, as successor in interest to the Issuer, prior to the Merger in exchange for cash at the Offer Price or, under certain circumstances, a combination of cash and shares of Holdings’ common stock. If the Sillerman Stockholders were to elect to receive shares of Holdings’ common stock (any such shares, “Put Shares”) for a portion of their contributed CKX shares, then after the completion of the Merger, subject to certain restrictions, the Sillerman Stockholders may require Holdings or an affiliate thereof to repurchase all or a portion of the Put Shares for the same per share consideration as payable in the Tender Offer and Merger (the “Sillerman Put Right”). The Sillerman Put Right expires 90 days after the signing of the Merger Agreement, which is on August 8, 2011. For purposes of this exhibit, we have assumed that the Sillerman Stockholders will not elect to receive any such Put Shares and will hold no equity interests in Holdings upon consummation of the Transactions. The Merger and payment of merger consideration are referred to herein as the “Acquisition.”

If the Escrow Condition described below is not satisfied prior to the closing of this offering, we will deposit the gross proceeds of our notes offering into a segregated escrow account, together with additional amounts necessary to redeem the notes at the price set forth herein, plus accrued interest to the last possible date of redemption. Upon delivery to the escrow agent of an officer’s certificate stating, among other things, that prior to or concurrently with the release of funds from escrow to us the Acquisition shall have been consummated (the “Escrow Condition”), the escrowed funds will be released to us to be used, together with investments in Holdings’ equity by funds affiliated with the Sponsors and cash on hand at CKX, to repay all amounts outstanding under the tender facility and the senior secured bridge facility, to pay the Merger consideration and to pay related fees and expenses. If the condition to the release of the proceeds of this offering from escrow is met, a deferred discount will be released to the initial purchasers in connection with the escrow release. See “Description of Notes—Escrow of Gross Proceeds.”

If the Escrow Condition is not satisfied on or prior to October 10, 2011, or such earlier date as we determine in our sole discretion that the Escrow Condition cannot be satisfied, we will be required to redeem the notes no later than 30 days thereafter at a price equal to 100% of the gross proceeds of the notes, together with interest accrued and unpaid on the notes from the issue date to, but not including, the date of redemption. Escrowed funds would be released and applied to pay for any such redemption.

On June 16, 2011, Offeror commenced a subsequent tender offer to purchase any remaining outstanding shares of CKX’s common stock at a price per share equal to the Offer Price. The subsequent tender offer is scheduled to expire at 5:00 p.m. on June 20, 2011. If upon settlement of the subsequent tender offer Offeror holds on a fully diluted basis, together with the Sillerman Stockholders, at least 78.4% of the common stock of CKX, then concurrently with such settlement, CKX will issue an amount of shares at the Offer Price to Offeror such that, after giving effect to the issuance, the Tender Offer and the subsequent tender offer, Offeror will hold on a fully diluted basis, together with the Sillerman Stockholders, at least 90.0% of CKX’s common stock, and the Merger will be consummated. A combination of investments in Holdings’ equity by funds affiliated with the Sponsor, borrowings by the Issuer under the senior secured bridge facility and cash on hand at CKX would be used finance the Merger and purchase of CKX’s common stock by Offeror, as well as to repay all amounts outstanding under the Issuer’s tender facility. In such an event, the proceeds of the notes will not be funded into escrow and will instead be used to repay all amounts outstanding under the senior secured bridge facility.

Throughout this exhibit, we collectively refer to the acquisition of all outstanding common equity of CKX by the Issuer, the completion of the Tender Offer, the subsequent tender offer and the Merger, the contribution to Holdings of CKX shares by the Sillerman Stockholders, the contribution to Holdings by The Promenade Trust of its Series B and Series C preferred stock in CKX in exchange for new senior preferred securities of Holdings, the repayment of the prior credit facility, the repayment of all outstanding amounts under the Issuer’s tender facility and CKX’s senior secured bridge facility, the consummation of our notes offering and the entry into CKX’s new senior secured revolving credit facility, all of which are described above, as the “Transactions.”

Sources and Uses

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occur on June 30, 2011 and based on estimated amounts outstanding on that date.

Sources		Uses
(amounts in millions)
Notes offered hereby (1)	$360	Purchase of CKX common equity (6)	$511
Senior secured revolving credit facility (2)	—	Repayment of prior credit facility (7)	60
Equity contributions (3)	194	Rollover of preferred stock (4)	23
Rollover of preferred stock (4)	23	Transaction expenses and fees (8)	53
Available cash and cash equivalents (5)	70

Total sources	$647	Total uses	$647

(1)	The $360 million of senior secured notes are scheduled to mature in 2019. See “Description of Notes” for a summary of the terms of the notes. The net proceeds from the notes will be used by the Issuer to (a) repay all amounts outstanding under Issuer’s tender facility, which will be used to fund a portion of the Tender Offer consideration and pay related fees and expenses, (b) repay all amounts outstanding under the senior secured bridge facility, which will be used to fund the repayment of CKX’s prior credit facility and pay related fees and expenses and (c) pay the Merger consideration and related fees and expenses.

(2)	Upon the closing of the Tender Offer, CKX will enter into a $35 million senior secured revolving credit facility. Currently, we do not expect to draw down on the senior secured revolving credit facility prior to the closing of the Acquisition. The senior secured revolving credit facility will be guaranteed by Holdings, the Issuer, CKX Entertainment UK Limited, previously named Colonel UK Holdings Limited, a UK private limited company that is a direct, wholly-owned subsidiary of the Issuer (“UK Limited”), Offeror and substantially all the existing direct and indirect wholly owned subsidiaries of the Issuer and, to the extent that there would be no adverse tax consequences and such guarantee is otherwise permitted by law, each of the existing and future direct and indirect, wholly-owned domestic and foreign subsidiaries of the Issuer. See “Description of Other Indebtedness” for a summary of the terms of this facility.

(3)	Represents amounts to be invested in equity securities of Holdings by funds affiliated with and controlled by the Sponsor. The proceeds from the equity investments will be used by Holdings to purchase CKX’s common stock and settle options, as well as to pay expenses of the Issuer in connection with the Transactions. We expect approximately $194 million to be invested by funds affiliated with and controlled by the Sponsor at the closing of the Acquisition. The final amount invested in equity of Holdings may differ from the estimates included above as a result of several factors, including whether the Sillerman Stockholders choose to take Put Shares in respect of any contributed CKX shares or exercise the Sillerman Put Right and the actual cash available at CKX at the time of the closing of the Acquisition. For more information regarding the equity ownership of Holdings upon the closing of the Transactions, see “—The Transactions,” “—Corporate Structure” and “Security Ownership of Certain Beneficial Owners and Management.”

(4)	Represents all of CKX’s outstanding Series B and Series C preferred stock, which, pursuant to The Promenade Trust support agreement, will be contributed by The Promenade Trust to Holdings prior to completion of the Merger and in respect of which The Promenade Trust will receive new senior preferred securities of Holdings.

(5)	We currently estimate that we will use available cash and cash equivalents of approximately $70 million to fund a portion of the Transactions.

(6)	Represents the purchase of the fully issued and outstanding share capital of CKX, excluding CKX’s Series B and Series C preferred stock, which will be contributed to Holdings as described above. We expect that the holders of CKX’s common stock will receive an aggregate of $511 million in cash at the price of $5.50 per share upon purchase of their shares. The amount set forth above includes the net settlement of outstanding options of approximately $2 million. We will use a portion of the equity contributions to Holdings discussed in note 3 above and the proceeds of the notes offered hereby to complete the Merger, purchase the CKX shares contributed to Holdings by the Sillerman Stockholders and purchase the remaining shares of CKX common stock held by CKX’s remaining minority stockholders.

(7)	Represents the repayment in full of the remaining $60 million outstanding under CKX’s prior credit facility on or about June 21, 2011. As of March 31, 2011, $100 million was outstanding under this facility, of which $40 million was repaid on April 15, 2011 with cash on hand at CKX.

(8)	Represents estimated fees and expenses associated with the Transactions, including costs associated with the financing, change in control arrangements with certain key executives and other transactional fees and expenses, including legal, accounting and other professional fees.

Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., and MIHI LLC, an affiliate of Macquarie Capital (USA) Inc., are lenders under the Issuer’s tender facility and CKX’s senior secured bridge facility. All amounts outstanding under the senior secured bridge facility will be repaid with the net proceeds of the sale of the notes. Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., and MIHI LCC, an affiliate of Macquarie Capital (USA) Inc., are also lenders under CKX’s new senior secured revolving credit facility.

Apollo Global Securities, LLC is an affiliate of our Sponsor, Apollo Global Management, LLC, and will receive a portion of the gross spread as an initial purchaser in the sale of our notes.

Corporate Structure

The diagram below sets forth a simplified version of our corporate structure following the consummation of the Transactions:

(1)	Holdings will guarantee the notes and the senior secured revolving credit facility on a senior unsecured basis. Holdings will not be subject to any of the covenants contained in the indenture governing the notes or the senior secured revolving credit facility.

(2)	Upon the release of the notes proceeds from escrow, each of UK Limited, Offeror and CKX will, jointly and severally with the other subsidiary guarantors described below in notes 4 and 6 guarantee the notes offered hereby and pledge certain of their assets (other than, among other things, equity interests in their subsidiaries) to secure the notes on a junior basis. Each of the Issuer, UK Limited and Offeror have, jointly and severally with the other subsidiary guarantors described below, guaranteed the senior secured revolving credit facility and have pledged certain of their assets (including equity interests in their subsidiaries) to secure the senior secured revolving credit facility on a senior priority basis.

(3)	UK Limited will issue a $360 million subordinated intercompany loan note from the Issuer in consideration for a subscription price equal to the principal amount of the loan note. Upon the release of the notes proceeds from escrow, the loan obligations will secure the notes on a junior priority basis.

(4)	Upon the release of the notes proceeds from escrow, 19 Entertainment Limited, a wholly-owned subsidiary of CKX, and each of its wholly-owned subsidiaries (except for Freedom TV Limited, 19 Entertainment GmbH and 19 Touring GmbH), will, jointly and severally with UK Limited, Offeror, CKX and the other subsidiary guarantors, guarantee the notes and pledge certain of their assets (other than, among other things, equity interests in their subsidiaries) to secure the notes on a junior priority basis. 19 Entertainment Limited and each of its subsidiaries that guarantees the notes will, jointly and severally with the Issuer, UK Limited, Offeror and the other subsidiary guarantors, guarantee the senior secured revolving credit facility and pledge certain of their assets (including equity interests in their subsidiaries) to secure the senior secured revolving credit facility on a first-priority basis.

(5)	CKX has an 85% ownership interest in both Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises, LLC (collectively, “Elvis Presley Enterprises”) and an 80% ownership interest in Muhammad Ali Enterprises. The equity interests that CKX owns of Elvis Presley Enterprises and Muhammad Ali Enterprises are being pledged by us to secure the senior secured revolving credit facility but not the notes. Both Elvis Presley Enterprises and Muhammad Ali Enterprises have ongoing payment obligations to holders of their minority interests. For the twelve months ended March 31, 2011, we paid, in the aggregate, $1.7 million to holders of minority interests in Elvis Presley Enterprises and Muhammad Ali Enterprises.

(6)	Includes the other direct or indirect subsidiaries of CKX (the “Other Subsidiaries”). Upon the release of the notes proceeds from escrow, all of the wholly-owned Other Subsidiaries, other than Other Subsidiaries organized outside of the United States and the United Kingdom or with respect to which a pledge or guarantee would not result in adverse tax consequences to CKX and its subsidiaries or is otherwise not permitted by applicable law, will, jointly and severally with UK Limited, Offeror, CKX and the other subsidiary guarantors, guarantee the notes and pledge certain of their assets (other than, among other things, equity interests in their subsidiaries) to secure the notes on a junior priority basis. All of the wholly-owned Other Subsidiaries that guarantee and pledge assets to secure the notes will, jointly and severally with the Issuer, UK Limited, Offeror and the other subsidiary guarantors, guarantee the senior secured revolving credit facility and pledge certain of their assets (including equity interests in their subsidiaries) to secure the senior secured revolving credit facility on a first-priority basis. The non-wholly-owned Other Subsidiaries of CKX will not be guarantors of the notes.

(7)	As of March 31, 2011, on an as adjusted basis giving effect to the Transactions, non-wholly-owned subsidiaries and other subsidiaries of CKX that will not guarantee the notes (principally Elvis Presley Enterprises and Muhammad Ali Enterprises) held approximately 30% of our consolidated assets and had $0.1 million of outstanding indebtedness, excluding intercompany obligations. During the twelve months ended December 31, 2010 and the three months ended March 31, 2011, these non-guarantor subsidiaries generated 27% and 23% of our revenue and 27% and 16% of our Adjusted EBITDA, respectively. During the twelve months ended December 31, 2010, these non-guarantor subsidiaries generated 63% of our operating loss. During the three months ended March 31, 2011, these non-guarantor subsidiaries generated an operating loss of $0.5 million, while we had overall operating income of $9.0 million.

Summary Historical and Pro Forma Consolidated Financial and Other Operating Data

Set forth below is the summary historical consolidated financial and other operating data of CKX.

The summary historical consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 has been derived from, and should be read in conjunction with, CKX’s audited consolidated financial statements appearing elsewhere in this exhibit. The summary historical consolidated financial data as of December 31, 2008 has been derived from CKX’s audited consolidated financial statements.

The summary historical consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 has been derived from CKX’s unaudited consolidated financial statements appearing elsewhere in this exhibit. The summary pro forma consolidated financial data as of March 31, 2011 and for the twelve months ended March 31, 2011 should be read in conjunction with Holdings’ unaudited pro forma condensed consolidated financial information appearing elsewhere in this exhibit or filed with the SEC.

The summary consolidated financial data for the twelve months ended March 31, 2011 has been derived by taking the historical financial data for the fiscal year ended December 31, 2010, plus the historical unaudited financial data for the three months ended March 31, 2011, less the historical unaudited financial data for the three months ended March 31, 2010.

The acquisition of CKX will be accounted for as a business combination using the purchase method of accounting, which will establish a new accounting basis for all assets acquired and liabilities assumed based on fair value. The purchase price allocation is expected to be revised based upon an independent third party valuation. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed consolidated financial information.

The following information is only a summary and should be read in conjunction with our audited financial statements and the related notes filed with the SEC, and the financial information included in this exhibit in the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CKX, Inc.—Pro forma Liquidity and Capital Resources.”

	CKX, Inc. Historical
	For the Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2011
	2010	2009	2008	2011	2010
	(amounts in thousands, except ratios)
Statement of Operations Data
Revenue	$273,724	$328,353	$288,128	$53,292	$66,647	$260,369
Operating expenses (1)	222,876	260,991	194,366	39,929	53,823	208,982
Provision for severance and other restructuring-related costs	19,291	1,418	—	—	6,118	13,173
Impairment charges	24,637	2,526	35,661	—	4,853	19,784
Depreciation and amortization	18,687	19,241	21,161	4,331	5,143	17,875
Operating income (loss)	(11,767)	44,177	36,940	9,032	(3,290)	555
Net income (loss)	(12,526)	26,368	21,208	7,574	(4,755)	(197)

Other Financial and Operating Data
Maintenance capital expenditures	$1,590	$1,400	$1,137	$1,508	$439	$2,659
Other capital expenditures	1,981	5,662	6,701	443	220	2,204
Adjusted Revenue (2)	261,686	241,599	261,401	52,539	53,762	260,463
Adjusted EBITDA (3)	92,196	75,014	86,557	16,322	19,368	89,150

Pro Forma Financial Data
Adjusted EBITDA (3)						$89,150
Cash interest expense (4)						32,663
Ratio of Adjusted EBITDA to cash interest expense						2.7x
Consolidated leverage ratio (5)						4.0x
Free Cash Flow (6)						35,820

Balance Sheet Data (at period end)
Total assets	$460,833	$499,214	$476,061	$455,621
Current liabilities (excluding current portion of long-term debt)	61,668	77,718	78,292	58,033
Total debt	100,646	101,129	101,918	100,132
Total liabilities	180,734	206,892	210,319	175,430
CKX, Inc. stockholders’ equity	266,863	278,734	237,461	274,787

(1)	Operating expenses exclude provision for severance and other restructuring-related costs, impairment charges and depreciation and amortization.

(2)

Adjusted Revenue is defined as revenue based on our publicly reported results normalized to reflect non-recurring items and the effect of new contractual relationships. These adjustments primarily include preferred return of capital from our Viva Elvis partnership with Cirque du Soleil of $5.2 million in 2010 and exclude revenue from divested or shut down 19 Entertainment businesses of $11.9 million, $13.1 million, $21.7 million and $4.5 million for the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2010, respectively, the impact of certain contractual changes for CKX’s music business of $5.0 million for the three months ended March 31, 2010 and each of the years ended December 31, 2010, 2009 and 2008, license revenue upon termination of a license agreement in 2009 of $10.0 million, and the impact of an additional season of So You Think You Can Dance of $43.1 million in 2009.

We believe that the presentation of Adjusted Revenue is appropriate to provide an additional supplemental measure of our performance and it is frequently used by securities analysts, investors and other investing parties in the evaluation of companies.

Adjusted Revenue is not a measure of our financial performance under GAAP and should not be considered as a substitute for our revenue or any other performance measures computed in accordance with GAAP. See “Use of Non-GAAP Financial Information.”

A reconciliation of revenue to Adjusted Revenue is provided below.

	CKX, Inc. Historical
	For the Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2011
	2010	2009	2008	2011	2010
	(amounts in thousands)
Revenue
IDOLS	$106,161	$92,646	$111,377	$33,310	$33,240	$106,231
So You Think You Can Dance	61,475	108,381	59,802	1,674	1,621	61,528
Other 19 Entertainment	45,566	62,496	58,022	7,859	18,579	34,846
Presley Business	57,304	60,597	54,899	9,592	12,325	54,571
Ali Business	3,218	4,233	4,028	857	882	3,193

Total revenue	$273,724	$328,353	$288,128	$53,292	$66,647	$260,369

Run-rate revenue adjustments
IDOLS	$—	$—	$—	$—	$(2,300)	$2,300
So You Think You Can Dance	688	(43,104)	—	(688)	—	—
Other 19 Entertainment	(17,889)	(33,650)	(26,727)	(65)	(10,585)	(7,369)
Presley Business	5,163	(9,000)	—	—	—	5,163
Ali Business	—	(1,000)	—	—	—	—

Total adjustments	$(12,038)	$(86,754)	$(26,727)	$(753)	$(12,885)	$94

Adjusted Revenue
IDOLS	$106,161	$92,646	$111,377	$33,310	$30,940	$108,531
So You Think You Can Dance	62,163	65,277	59,802	986	1,621	61,528
Other 19 Entertainment	27,677	28,846	31,295	7,794	7,994	27,477
Presley Business	62,467	51,597	54,899	9,592	12,325	59,734
Ali Business	3,218	3,233	4,028	857	882	3,193

Total Adjusted Revenue	$261,686	$241,599	$261,401	$52,539	$53,762	$260,463

(3)

The Adjusted EBITDA measure presented in this exhibit differs from CKX’s historical reported “OIBDAN” measure included in its Form 10-K for the year ended December 31, 2010 and its historical reported “EBITDA” measure included in its Form 10-Q for the three months ended March 31, 2011, and which we refer to as “Reported EBITDA” in the table below. The Adjusted EBITDA measure presented in this exhibit also differs from CKX’s historical reported “Adjusted OIBDAN” and “Adjusted EBITDA” measures included in its press releases furnished in the current reports on Form 8-K dated May 10, 2011 and March 9, 2011, respectively, which we refer to as “Reported Adjusted EBITDA” in the table below. Adjusted EBITDA as presented in this exhibit differs from Reported EBITDA in that it includes further adjustments to exclude unusual items and other adjustments required or permitted in calculating covenant compliance under the indenture governing the notes offered hereby and the senior secured revolving credit facility. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items described in the table below. Further, we believe that Reported EBITDA and Reported Adjusted EBITDA as historically reported, as well as the Adjusted EBITDA measure presented in this exhibit are important indicators of the operational strengths and performance of our businesses. Going forward, we intend to furnish Adjusted EBITDA, as calculated and presented below, in addition to Reported EBITDA, as those measures do not reflect the adjustments to EBITDA that we are permitted or required to make under the indenture governing the notes offered hereby or the senior secured revolving credit facility.

Reported EBITDA, Reported Adjusted EBITDA and Adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income or cash flows from operating activities computed in accordance with GAAP. Reported EBITDA, Reported Adjusted EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See “Use of Non-GAAP Financial Information.”

A reconciliation of net income to Reported EBITDA, Reported Adjusted EBITDA and Adjusted EBITDA is provided below.

	CKX, Inc. Historical						CKX Entertainment Holdings, Inc. Pro Forma
	For the Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2011	Twelve months ended March 31, 2011
	2010	2009	2008	2011	2010
	(amounts in thousands)
Net income (loss)	$(12,526)	$26,368	$21,208	$7,574	$(4,755)	$(197)	$(41,196)
Income tax expense (benefit)	(1,043)	15,358	14,430	757	636	(922)	(26,051)
Interest income	(202)	(308)	(1,778)	(31)	(50)	(183)	(183)
Interest expense	2,680	3,335	5,601	644	867	2,457	34,275
Depreciation and amortization	18,687	19,241	21,161	4,331	5,143	17,875	49,185
Impairment charges (a)	24,637	2,526	35,661	—	4,853	19,784	19,784
Equity in (earnings) losses of affiliates (b)	(676)	(576)	(2,521)	88	12	(600)	(600)
Non-cash compensation (c)	3,427	1,563	2,954	293	1,116	2,604	2,604

Reported EBITDA	34,984	67,507	96,716	13,656	7,822	40,818
Restructuring initiative impact (d)	30,782	6,619	920	(126)	8,011	22,645	22,645
One-time expense (income) (e)	3,412	(5,038)	(3,501)	—	716	2,696	2,696
Foreign exchange expense (income) (f)	1,245	4,079	(15,910)	—	538	707	707

Reported Adjusted EBITDA	70,423	73,167	78,225	13,530	17,087	66,866
Cost savings (g)	19,822	36,223	36,605	1,416	8,151	13,087	13,087
Distributions from equity method investee (h)	5,163	—	—	1,291	1,291	5,163	5,163
Other non-recurring expense (income) (i)	1,674	(8,872)	(1,440)	(264)	(2,100)	3,510	3,510
Run-rate effect of contractual changes (j)	(4,626)	(22,843)	(24,353)	26	(4,440)	(160)	(160)
Management fees (k)	—	—	—	—	—	—	3,000
Other, net (l)	(260)	(2,661)	(2,480)	323	(621)	684	684

Adjusted EBITDA	$92,196	$75,014	$86,557	$16,322	$19,368	$89,150	$89,150

(a)	Represents non-cash impairment charges primarily for various changes to the business outlook in light of the prolonged economic downturn and changes to development plans for various business units, primarily the Ali Business and Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc. (“MBST”), a talent management business within the 19 Entertainment Segment.

(b)	Represents the removal of non-cash equity in (earnings) losses of unconsolidated affiliates reported in net income from CKX’s one-third interest in Beckham Brands Ltd., which was divested in 2010, and 50% interest in the Viva Elvis partnership with Cirque du Soleil.

(c)	Represents non-cash equity-based compensation to employees and directors.

(d)	Reflects the following one-time expense (income) items, excluding the non-cash portion, mainly attributable to the restructuring initiatives which took place in 2010:

	CKX, Inc. Historical						CKX Entertainment Holdings, Inc. Pro Forma
	For the Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2011	Twelve months ended March 31, 2011
	2010	2009	2008	2011	2010
	(amounts in thousands)
Severance and restructuring costs	$18,739	$1,418	$—	$—	$5,566	$13,173	$13,173
Executive separation costs	6,358	—	—	—	—	6,358	6,358
Losses (profits) from 19 Entertainment businesses divested or shut down	5,685	5,201	920	(126)	2,445	3,114	3,114

Restructuring initiatives	$30,782	$6,619	$920	$(126)	$8,011	$22,645	$22,645

(e)	Represents certain one-time expense (income) items, including merger and distribution-related costs (recoveries), Graceland redevelopment costs, and acquisition related costs. Additionally, the amount in 2009 includes the removal of $10.0 million of license revenue recorded upon termination of a license agreement.

(f)	Reflects the impact of primarily non-cash foreign exchange gains and losses. We have significantly reduced our exposure to our non-cash foreign exchange fluctuations by changing our functional currency during 2010 for substantially all of our 19 Entertainment businesses to the U.S. dollar and the closing of our London office.

(g)	Represents adjustments to reflect the impact of annualized run-rate cost savings from the restructuring activities at 19 Entertainment businesses relating to the exit of unprofitable operations, the closure of offices and reductions in headcount related to these activities. All of these initiatives had been implemented by the end of 2010 and are reflected in our financial results starting January 1, 2011. In addition, this includes anticipated corporate overhead savings resulting from reductions in salary and benefits, travel and entertainment, legal fees and no longer having publicly traded equity securities.

(h)	Represents preferred return of capital payments from the Viva Elvis partnership with Cirque du Soleil.

(i)	Represents other non-recurring items, including out of period revenue recognition adjustments, the write-off of a related party loan, and certain reimbursements under a terminated license agreement. Additionally, the amount in 2009 removes the EBITDA impact in the amount of $8.7 million attributable to a second season of So You Think You Can Dance.

(j)	Represents the impact of certain contractual arrangements had they been in force throughout the historical periods presented including: (i) the impact of contractual changes for our music business, (ii) the impact of Simon Fuller’s profit share arrangement on historical results, (iii) net compensation expense for Ryan Seacrest and (iv) increased consulting fees for Priscilla Presley.

(k)	Represents the estimated annual management fee to be paid to the Sponsor and The Promenade Trust.

(l)	Represents (i) the removal of the impact of an unfavorable contract terminating in 2012, (ii) distributions to non-controlling interests and (iii) the add-back of non-cash rent expense.

Pro forma Adjusted EBITDA includes the effects of the Transactions, as presented in “Unaudited Pro Forma Condensed Consolidated Financial Information.”

(4)	Pro forma cash interest expense includes the interest on the notes, the commitment fee payable on the unused portion of the $35.0 million senior secured revolving credit facility, and other interest on $0.1 million of other debt, during the period.

(5)	Pro forma consolidated leverage ratio was calculated as total debt, divided by Adjusted EBITDA, on a pro forma basis. Senior secured revolving credit facility borrowings were not included as we do not expect to draw on the facility prior to the closing of the notes offering.

(6)	Pro forma Free Cash Flow was calculated as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, cash income tax expense, management fees and dividends on preferred stock for the last twelve months ended March 31, 2011, on a pro forma basis. Pro forma Free Cash Flow excludes the impact of cash adjustments, such as noncash compensation expenses to Ryan Seacrest of $8.4 million and cash payments of $2.8 million attributable to an unfavorable contract, both of which terminate in 2012. Pro forma Free Cash Flow includes the adjustments as described above to Adjusted EBITDA, which in turn is derived from net income by applying the adjustments as described in footnote 3 above. A reconciliation of net income to cash from operating activities is presented in our statements of cash flows, contained in the audited and unaudited consolidated financial statements included elsewhere in this exhibit. Pro forma Free Cash Flow includes adjustments resulting from the Transactions. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Use of Non-GAAP Financial Information.”

RISK FACTORS

The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

The continued success of our businesses, including the popularity of our entertainment properties, is dependent on a variety of factors.

We rely heavily upon the continued appeal of the IDOLS and So You Think You Can Dance brands, including, to a large extent, the American Idol series in the United States and, to a lesser extent, the foreign adaptations of both brands. Our revenue and income derived from those television programs depend primarily upon the initial and continued acceptance of that programming by the public. Public acceptance of particular programming is dependent upon, among other things, the quality of the programming, the strength of networks on which the programming is broadcast, the promotion and scheduling of the programming and the quality and acceptance of competing television programming and other sources of entertainment and information. We may be unable to protect the format of these brands, and our competitors have, and will likely continue to, produce programming similar to ours. Popularity of programming can also be impacted by the strength, appeal and continuity of on-air talent. Simon Cowell left as on-air talent on American Idol at the conclusion of the 2010 season and will launch X-Factor, a competing music-based competition program, in the United States in the fall of 2011. Our contracts with our on-air talent are short-term, and there can be no assurances that we will be able to retain our on-air talent or find adequate replacements. The continued value of the IDOLS and So You Think You Can Dance brands could be materially adversely affected if any of its on-air talent were to lose popularity, be unable or unwilling to participate in our business or compete with the brands.

Any one or more of these factors could result in one of the television series losing its popularity among viewers. Regardless of the reason, a decline in the number of television viewers who tune in to the shows and a reduced number of their foreign adaptations could result in lower advertising revenue for the networks that broadcast television shows based on the aforementioned brands and hurt our ability to produce and sell future seasons of the shows. This in turn would have a material adverse effect on our business, operating results and financial condition.

We also rely upon the continued popularity of Elvis Presley and, to a lesser degree, Muhammad Ali, and the market for products that exploit their names, images and likenesses. Although we believe that Elvis Presley fans will continue to visit Graceland and purchase Elvis Presley-related merchandise, any tarnishing of the public images of Elvis Presley could materially negatively impact our business and results of operations. Moreover, as the life, times and artistic works of Elvis Presley grow more distant in our past, their popularity may decline. If the public were to lose interest in Elvis Presley or form a negative impression of him, our business, operating results and financial condition would be materially and adversely affected. In addition, the success of the Ali Business (as defined below) is dependent upon our ability to utilize and exploit the brand. If we are unable to find opportunities to successfully utilize the brand, our investment in the Ali Business may be subject to further impairment.

Our success depends, to a significant degree, on our relationships with third parties, including our co-producers, television broadcasters and record companies.

Our ability to exploit new entertainment content depends on our ability to have that content produced and distributed on favorable terms. There can be no guarantee that our relationships in the entertainment industry will endure or that our production and distribution partners will honor their obligations to us. For example, we have historically depended heavily on the companies that co-produce and broadcast the American Idol series in the United States, namely FOX and FremantleMedia, which relationships, in certain circumstances, are governed by a past course of dealing and not formal agreements. Similarly, we depend on affiliates of Sony Music and, beginning in 2011, Universal Music, to make and distribute recordings by IDOLS winners and finalists in the United States and other significant markets and to pay us royalties on record sales and advance us monies against those royalties. We advance funds to the winners and other finalists, after they sign recording contracts, from the monies we receive from the record companies. We also rely on Sony Music to distribute recordings featuring Elvis Presley. Any failure of FOX, FremantleMedia, Sony Music, Universal Music or other third parties on whom we rely or may rely on in the future to honor their obligations to us and adhere to our past course of dealing and conduct would have a material adverse effect on our ability to realize continued revenue from the IDOLS platform. Revenue from FOX, FremantleMedia and Sony Music represented 35%, 10% and 5%, respectively, of the Company’s consolidated revenue for the year ended December 31, 2010.

The current contractual arrangement with FOX with respect to the production and broadcast of the American Idol series expired at the conclusion of the 2011 season. We have begun discussions with FOX for the economic terms of future seasons of American Idol and beyond. If we are unable to negotiate a new contractual arrangement on favorable terms, our business, operating results and financial condition may be materially and adversely affected.

If we make significant acquisitions in the future and we are unable to integrate any such future significant acquisitions, our business may be negatively affected.

The successful integration of any significant businesses or assets we may acquire in the future is important to our business strategy. We may be unable to effectively integrate businesses or assets we may acquire in the future, which could result in our incurrence of unanticipated liabilities or contingencies from such acquisitions, incurrence of potential operating losses from such acquisitions, engagement in competition with a larger universe of companies, incurrence of costs relating to possible additional regulatory requirements and compliance costs, issuance of more capital stock, which may dilute our stockholders’ percentage ownership in our company, incurrence of additional amounts of debt and/or amortization of additional intangible assets. Failure to effectively integrate such businesses or assets, if significant, could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, the combined companies may not benefit as expected from the integration.

Certain affiliates, noncontrolling interests and third parties have the right to exploit our intellectual property for commercial purposes and may exercise those rights in a manner that negatively affects our business.

Certain third parties with whom we have contractual relationships have the right to commercially exploit certain of our intellectual property, including through shared music publishing rights and film and television production and distribution agreements. We receive a share of the resulting revenue. Our revenue share under such agreements depends on the ability of third parties to successfully market that content. If such third parties exploit our intellectual property in a manner that diminishes its value, or adversely affects the goodwill associated with such intellectual property, there may be a material adverse effect on our business, prospects, financial condition, results of operations or cash flow.

Our intellectual property rights may be inadequate to protect our business.

Our intellectual property, including the rights to the names, images and likenesses of Elvis Presley and Muhammad Ali, and the name, trademark and service mark “American Idol,” are material to our operations. If we do not or cannot protect our material intellectual property rights against infringement or misappropriation by third parties, (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our revenue may be materially adversely affected.

We rely on trademarks, trade names, and brand names to distinguish our products, services and content from those of our competitors, and have registered or applied to register certain of these trademarks in jurisdictions around the world. In addition, FremantleMedia has registered on our behalf, but solely in its name, certain trademarks that we co-own with them, including the trademark “American Idol” and its logo. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products, services and content, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. We also grant third parties the right to use our trademarks. In an effort to preserve trademark rights, we enter into license agreements with these third parties which govern the use of the trademarks, and which require our licensees to abide by quality control standards with respect to the goods and services that they provide under the trademarks. Although we make efforts to police the use of the trademarks by our licensees, we cannot make assurances that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, the trademark rights could be diluted, or subject to challenge or invalidation.

Although we rely on copyright laws to protect the works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we do not typically register our works. Copyrights in works of U.S. origin authored after January 1, 1978 exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys’ fees in any U.S. enforcement action; rather, the owner must prove he suffered actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. and U.K. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights with the same treatment as courts in the United States or the United Kingdom.

In addition to copyright and trademark protection, we rely on the rights of publicity to prevent others from commercially exploiting Elvis Presley’s and Muhammad Ali’s names, images and likenesses. At this time, there is no federal statute protecting our rights of publicity to Elvis Presley’s and Muhammad Ali’s names, images and likenesses. As a result, we must rely on state law to protect these rights. Although most states have recognized the rights of publicity to some extent, not all 50 states have expressly done so through their statutes or their respective common law and certain of those states which have recognized such rights, have imposed certain limitations on the enforcement of these rights. Consequently, there is no guarantee that the rights of publicity are enforceable in every state. Additionally, many countries outside of the United States do not recognize the rights of publicity at all or do so in a more limited manner. Consequently, there is no guarantee that we will be able to enforce our rights of publicity in these countries.

We have incurred costs due to increased litigation intended to protect our intellectual property rights and, to the extent that we pursue additional litigation in the future, we may incur even higher costs.

Changes in U.S., global, or regional economic conditions could have an adverse effect on the profitability of some or all of our businesses.

A decline in economic activity in the United States and other regions of the world in which we do business can adversely affect demand for any of our businesses, thus reducing demand for our products due to the discretionary nature of many of our revenue streams, such as music sales, touring attendance, visitors to Graceland and purchases of licensed product. Economic conditions can also impair the ability of those with whom we do business to satisfy their obligations to us.

The departure or a failure to recruit key personnel could have a detrimental effect on us.

Our success will depend to a significant extent upon a limited number of members of senior management and other key employees. The loss of the services of one or more key managers or other key creative, marketing or management employees could have a material adverse effect on our business, operating results and financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional management and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so could have a detrimental effect on our business, financial condition and results of operations.

Following the Transactions, we will be indirectly owned and controlled by the Sponsor, and the Sponsor’s interests as equity holders may conflict with yours as a creditor.

Immediately following the Transactions, the Sponsor will own 100% of the Issuer’s outstanding common stock and, accordingly, will have the ability to control our policies and operations. The Sponsor will not have any liability for any obligations under the notes, and the interests of the Sponsor may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, the Sponsor may in the future own businesses that directly or indirectly compete with us. Apollo Global Securities, LLC, an affiliate of the Sponsor, is serving as one of the initial purchasers for this offering and will receive a portion of the underwriting commission for this offering. The Sponsor also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

We are subject to governmental regulation, and our failure to comply with regulations could adversely affect our results of operations, financial condition and business.

Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because our operations are international, we must comply with diverse and evolving regulations. These regulations relate to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenue, increasing our operating expenses and exposing us to significant liabilities.

In the past, a material weakness in our internal control over financial reporting had been identified. If material weaknesses or significant deficiencies arise in the future or if we fail to maintain proper and effective internal controls going forward, our ability to produce accurate and timely financial statements could be impaired, which could adversely affect our business, results of operations and financial condition.

During the course of our 2010 financial statement audit, we identified a material weakness in our process of accounting for income taxes. Specifically, we did not maintain an adequate review process for accounting for income taxes that would have identified material misstatements in the underlying calculations during our income tax closing process. As a result, management felt it was prudent to recognize this as a material weakness in our internal control over financial reporting.

A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

We have taken steps to remediate our internal control deficiencies. However, there are no assurances that the measures we take to remediate these internal control weaknesses are completely effective or that similar weaknesses will not recur. We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of March 31, 2011:

(1)	of CKX, on a historical basis; and

(2)	of Holdings, on an as adjusted basis, calculated as of the date of this exhibit, after giving effect to the Transactions.

You should read this table in conjunction with our consolidated financial statements and the related notes which are included elsewhere in this exhibit or filed with the SEC, as well as the sections entitled “Summary—Summary Historical and Pro Forma Consolidated Financial and Other Operating Data,” and “Unaudited Pro Forma Condensed Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CKX, Inc.—Pro forma Liquidity and Capital Resources.”

	CKX, Inc. March 31, 2011 Actual	CKX Entertainment Holdings, Inc. As adjusted for the Transactions
	(amounts in millions)
Cash and cash equivalents (1)	$98.0	$5.0

Long-term debt, including current portion:
Senior secured notes offered hereby	$—	$360.0
Senior secured revolving credit facility (2)	—	—
Prior credit facility (3)	100.0	—
Other unsecured debt	0.1	0.1

Total debt	100.1	360.1
Total equity (4)	280.2	210.7

Total capitalization	$380.3	$570.8

(1)	We currently estimate that we will use available cash and cash equivalents of approximately $70 million to fund a portion of the Transactions.

(2)	In connection with the Transactions, we will enter into the $35.0 million senior secured revolving credit facility maturing five years after the closing of the Tender Offer. Currently, we do not expect to draw down on the senior secured revolving credit facility prior to the closing of the notes offering.

(3)	At March 31, 2011, we had $100.0 million outstanding under our prior credit facility, $40.0 million of which was repaid on April 15, 2011. The remaining amount of $60.0 million was repaid with proceeds from borrowings by CKX under the senior secured bridge loans, which will be repaid with a portion of the net proceeds from the notes.

(4)	Total equity reflects the Sponsor’s equity contribution of $194.0 million, rollover of CKX’s Series B and C Preferred Stock of $22.8 million and the estimated fair value of noncontrolling interests of $25.5 million, less non-capitalizable transaction costs of $31.6 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of CKX filed with the SEC.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on March 31, 2011. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the three months ended March 31, 2011 and March 31, 2010, give effect to the Transactions as if they occurred on January 1, 2010.

Pro forma and other adjustments include:

•	the repayment of $40.0 million of the prior credit facility in April 2011 by CKX from cash on hand;

•	the acquisition of all of the common equity of CKX by the Sponsor and the rollover of CKX’s outstanding Series B and Series C preferred stock;

•	the equity contribution by the Sponsor to finance the acquisition;

•	the issuance and sale of senior secured notes;

•	the placement of our new senior secured revolving credit facility and the repayment of all amounts outstanding under our prior credit facility;

•

changes in the carrying values of certain assets to reflect preliminary estimates of their fair values at the date of closing of the Transactions and the changes in depreciation and amortization expense resulting therefrom;

•	changes in interest expense resulting from additional indebtedness incurred in connection with the Transactions, including amortization of estimated debt issuance costs; and

•	the effect to deferred income taxes and income tax expense of the pro forma adjustments.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are actually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “Summary—The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CKX, Inc.—Pro forma Liquidity and Capital Resources” and the audited consolidated financial statements and related footnotes thereto of CKX filed with the SEC. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

The Transactions will be accounted for as a business combination using the purchase method of accounting. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this exhibit and management assumptions, and will be revised as additional information becomes available. The final purchase price allocation is dependent on, among other things, the finalization of the preliminary asset and liability valuations by our independent appraisal firm. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. Any final adjustments will change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial information, including a change to goodwill.

Unaudited Pro Forma Condensed Consolidated Balance Sheet As of March 31, 2011

	Historical CKX, Inc.	Transaction and other adjustments			CKX Entertainment Holdings, Inc. Pro Forma
	(amounts in thousands)
Assets
Current assets:
Cash and cash equivalents	$98,034	$(40,000)	(1)		$5,000
		(53,034)	(2)

Receivables, net	46,635	—			46,635
Inventories, net	1,680	—			1,680
Prepaid expenses and other assets	22,687	—			22,687
Deferred tax assets	2,195	—			2,195

Total current assets	171,231	(93,034)			78,197
Property and equipment	46,419	—			46,419
Receivables	986	—			986
Other assets	35,909	8,482	(3	)(4)	44,391
Goodwill	111,374	75,982	(3)		187,356
Other intangible assets	84,537	325,263	(3)		409,800
Deferred tax assets	5,165	—			5,165

Total assets	$455,621	$316,693			$772,314

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,278	$—			$21,278
Accrued expenses	19,494	2,898	(3	)(5)	22,392
Current portion of long-term debt	100,132	(40,000)	(1)		132
		(60,000)	(5)
Income tax payable	1,324	—			1,324
Deferred revenue	15,937	—			15,937

Total current liabilities	158,165	(97,102)			61,063
Long-term liabilities:
Senior secured notes	—	360,000	(6)		360,000
Senior secured revolving credit facility	—	17,268	(6)		17,268
Deferred revenue	1,590	—			1,590
Other long-term liabilities	2,524	—			2,524
Deferred tax liabilities	13,151	105,975	(7)		119,126

Total liabilities	175,430	386,141			561,571
Total stockholders’ equity	280,191	(69,448)	(3	)(8)	210,743

Total liabilities and stockholders’ equity	$455,621	$316,693			$772,314

Notes to unaudited pro forma condensed consolidated balance sheet

(1)	Reflects a repayment of $40.0 million of the prior credit facility in April 2011 by CKX from cash on hand.

(2)	Represents the net effect of the Transactions on cash, as noted below and based on our balances at March 31, 2011, including the equity contribution by the Sponsor of $194.0 million and debt financing of $360.0 million of notes and $17.3 million under our senior secured revolving credit facility, offset by the use of cash for the purchase price of $511.4, the repayment of the prior credit facility and the interest thereon of $60.4 million, estimated transaction costs of $52.5 million and the maintenance of $5.0 million of minimum cash required for operations. As further discussed in note 6 below, we do not expect to draw down on the senior secured revolving credit facility at the closing of the offering of notes.

Estimated transaction costs have been allocated among acquisition-related activities and various financing facilities based on our current estimates. These estimates will be revised to reflect actual amounts at closing. In accordance with U.S. GAAP, acquisition-related transaction costs are not capitalized, but are accounted for as a period expense. Of the total estimated $52.5 million of transaction costs expected to be incurred in connection with the Transactions, approximately $40.6 million is expected to be attributed to temporary financing costs for the senior secured bridge facility and other acquisition-related expenses. Such costs are not reflected in the pro forma condensed consolidated statements of operations.

(3)	Reflects the effect of purchase accounting based on a preliminary allocation of the $511.4 million purchase price to identifiable assets and liabilities acquired, based on a preliminary valuation by our independent valuation firm. The preliminary allocation is summarized below (in millions):

Cost of Acquisition:
Cash paid to acquire CKX, Inc. equity interests	$511.4
Rollover of preferred stock	22.8

534.2
Historical book value of net assets	(280.2)

Excess of costs of acquisition over net assets acquired	$254.0

Allocated to:
Intangible assets	$325.3
Goodwill	76.0
Other assets and liabilities (a)	(15.8)
Deferred income taxes	(106.0)
Non-controlling interests	(25.5)

Total adjustments	$254.0

(a)	The adjustments to other assets and liabilities consist of: a reduction of other assets of $3.5 million, including the write-down of $0.9 million of debt issuance costs related to the prior credit facility referred to in note 4 below, and accrued expenses of $12.3 million, which includes $9.0 million of CKX estimated transaction costs that will be paid at closing.

The preliminary estimated fair values for intangible assets are included in the table below (in millions):

	Historical Value	Pro Forma Adjustment	Estimated Fair Value
Presley and Ali trademarks, publicity rights and other intellectual property	$49.9	$20.9	$70.8
Presley record, music publishing, film and video rights and other intangible assets	22.6	9.9	32.5
19 Entertainment IDOLS television programming, merchandising and sponsorship relationships	9.4	235.7	245.1
19 Entertainment So You Think You Can Dance programming, merchandising and sponsorship relationships	—	39.1	39.1
19 Entertainment other artist management, recording, merchandising, sponsorship, model relationships and other intangible assets	2.6	19.7	22.3

	$84.5	$325.3	$409.8

The final allocation of the purchase price will be determined after the consummation of the Transactions and is dependent on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed on the closing date of the Transactions. For purposes of these pro forma financial statements, we have not yet completed the evaluation of the fair value of property and equipment and the valuation of preferred stock; therefore, we assumed the book value approximates the fair value of property and equipment and preferred stock for this preliminary valuation. Adjustments resulting from the final allocation of purchase price may be material.

(4)	Reflects costs attributable to the financing of the acquisition of CKX which are capitalized as debt issuance costs, estimated to be $11.9 million, and the write-down of $0.9 million of debt issuance costs related to the prior credit facility.

(5)	Reflects the repayment of all amounts outstanding under the prior credit facility of $60.0 million, and $0.4 million of accrued interest thereon (included in accrued expenses).

(6)	Reflects additional indebtedness issued in connection with the Transactions consisting of the notes in the aggregate principal amount of $360.0 million.

Additionally, we have included an adjustment to reflect, only for purposes of presenting the pro forma condensed consolidated balance sheet, assumed borrowings of $17.3 million under the senior secured revolving credit facility. Assuming the offering of the notes closes on June 30, 2011 and based on the estimated available cash generated from operations from April 1, 2011 through the closing of the offering of the notes, we do not expect to draw down on the senior secured revolving credit facility at the closing of the offering of the notes. However, based on SEC rules pertaining to the preparation of pro forma financial statements, we are not able to reflect the increase in estimated available cash subsequent to March 31, 2011 in the pro forma financial information. Therefore, the pro forma condensed consolidated balance sheet is presented as if senior secured revolving credit facility borrowings were drawn at closing.

(7)	Reflects adjustments to deferred tax balances attributable to the differences in the preliminary allocation of purchase price for book and for tax purposes. This adjustment was calculated by applying the applicable statutory tax rates.

(8)	Other adjustments to equity reflect the equity contributions in the amount of $194.0 million, less:

(i)	estimated acquisition costs and fees to be expensed as discussed in note 2 above in the amount of $31.6 million (exclusive of estimated CKX transaction costs of $9.0 million), including certain financing costs for the senior secured bridge facility of $18.5 million and $13.1 million of acquisition costs;

(ii)	the elimination of existing equity of $280.2 million.

We have included in pro forma stockholders’ equity an amount equivalent to the historical Series B and Series C preferred stock in the total amount of $22.8 million.

We expect that the Sillerman Stockholders will contribute to Holdings, prior to consummation of the Merger, all of their shares of CKX common stock for cash. If the Sillerman Stockholders were to elect to receive Put Shares for a portion of their contributed CKX shares, then, after the completion of the Merger, subject to certain restrictions, they may require Holdings or its affiliate to repurchase all or a portion of any shares in the Issuer at the Offer Price until August 8, 2011. The Sponsor has committed sufficient equity to Holdings to fund the acquisition of all outstanding shares, including the Put Shares, regardless of when tendered. See “Summary—The Transactions.”

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

	Historical CKX, Inc.	Transaction adjustments		CKX Entertainment Holdings, Inc. Pro Forma
	(amounts in thousands)
Revenue	$273,724	$—		$273,724
Operating expenses
Cost of sales	132,005	—		132,005
Selling, general and administrative expenses	60,109	—		60,109
Corporate expenses	20,132	3,000	(1)	23,132
Impairment charges	24,637	—		24,637
Depreciation and amortization	18,687	30,584	(2)	49,271
Provision for severance and other restructuring-related costs	19,291	—		19,291
Executive separation costs	7,655	—		7,655
Merger-related and advisory costs	1,730	—		1,730
Other expense	1,245	—		1,245

Total operating expenses	285,491	33,584		319,075

Operating loss	(11,767)	(33,584)		(45,351)

Interest income	202	—		202
Interest expense	(2,680)	(31,612)	(3)	(34,292)

Loss before income taxes and equity in earnings of affiliates	(14,245)	(65,196)		(79,441)
Income tax benefit	(1,043)	(24,774)	(4)	(25,817)

Loss before equity in earnings of affiliates	(13,202)	(40,422)		(53,624)
Equity in earnings of affiliates	676	—		676

Net loss	(12,526)	(40,422)		(52,948)
Dividends on preferred stock	(1,824)	(228)	(5)	(2,052)

Net loss available to CKX, Inc.	(14,350)	(40,650)		(55,000)
Less: Net income attributable to noncontrolling interests	(1,366)	—		(1,366)

Net loss attributable to CKX, Inc.	$(15,716)	$(40,650)		$(56,366)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2011

	Historical CKX, Inc.	Transaction adjustments		CKX Entertainment Holdings, Inc. Pro Forma
	(amounts in thousands)
Revenue	$53,292	$—		$53,292
Operating expenses
Cost of sales	25,267	—		25,267
Selling, general and administrative expenses	10,258	—		10,258
Corporate expenses	4,487	750	(1)	5,237
Depreciation and amortization	4,331	7,729	(2)	12,060
Other income	(83)	—		(83)

Total operating expenses	44,260	8,479		52,739

Operating income	9,032	(8,479)		553

Interest income	31	—		31
Interest expense	(644)	(7,920)	(3)	(8,564)

Income (loss) before income taxes and equity in losses of affiliates	8,419	(16,399)		(7,980)
Income tax expense (benefit)	757	(6,232)	(4)	(5,475)

Income (loss) before equity in losses of affiliates	7,662	(10,167)		(2,505)
Equity in losses of affiliates	(88)	—		(88)

Net income (loss)	7,574	(10,167)		(2,593)
Dividends on preferred stock	(456)	(57)	(5)	(513)

Net income (loss) available to CKX, Inc.	7,118	(10,224)		(3,106)
Net loss attributable to noncontrolling interests	71	—		71

Net income (loss) attributable to CKX, Inc.	$7,189	$(10,224)		$(3,035)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2010

	Historical CKX, Inc.	Transaction adjustments		CKX Entertainment Holdings, Inc. Pro Forma
	(amounts in thousands)
Revenue	$66,647	$—		$66,647
Operating expenses
Cost of sales	29,621	—		29,621
Selling, general and administrative expenses	18,331	—		18,331
Corporate expenses	5,333	750	(1)	6,083
Depreciation and amortization	5,143	7,003	(2)	12,146
Impairment charges	4,853	—		4,853
Provision for severance and other restructuring-related costs	6,118	—		6,118
Other expense	538	—		538

Total operating expenses	69,937	7,753		77,690

Operating loss	(3,290)	(7,753)		(11,043)

Interest income	50	—		50
Interest expense	(867)	(7,714)	(3)	(8,581)

Loss before income taxes and equity in losses of affiliates	(4,107)	(15,467)		(19,574)
Income tax expense (benefit)	636	(5,877)	(4)	(5,241)

Loss before equity in losses of affiliates	(4,743)	(9,590)		(14,333)
Equity in losses of affiliates	(12)	—		(12)

Net loss	(4,755)	(9,590)		(14,345)
Dividends on preferred stock	(456)	(57)	(5)	(513)

Net loss available to CKX, Inc.	(5,211)	(9,647)		(14,858)
Net loss attributable to noncontrolling interests	178	—		178

Net loss attributable to CKX, Inc.	$(5,033)	$(9,647)		$(14,680)

Notes to unaudited pro forma condensed consolidated statements of operations

(1)	Reflects estimated annual management fees to be paid to the Sponsor and The Promenade Trust, but does not reflect the estimated annualized $4.7 million in corporate level cost savings we plan to implement immediately following the Transactions. See “Certain Relationships and Related Party Transactions—Management Services Agreement.”

(2)	Reflects incremental amortization expense resulting from the preliminary fair value adjustments and revised useful lives, ranging from 5 to 20 years, assigned to intangible assets (in millions):

	Year ended December 31, 2010	Three months ended March 31, 2011	Three months ended March 31, 2010
Presley record, music publishing, film and video rights and other intangible assets	$2.8	$0.7	$0.7
19 Entertainment IDOLS television programming, merchandising and sponsorship relationships	34.1	8.5	8.5
19 Entertainment So You Think You Can Dance programming, merchandising and sponsorship relationships	5.6	1.4	1.4
19 Entertainment other artist management, recording, merchandising, sponsorship, model relationships and other intangible assets	3.2	0.8	0.8

Total pro forma amortization	$45.7	$11.4	$11.4
Less historical amortization	(15.1)	(3.7)	(4.4)

Net pro forma adjustment	$30.6	$7.7	$7.0

Any changes to the purchase price allocated to property and equipment and intangible assets will result in changes to depreciation and amortization expense after the consummation of the Transactions.

(3)	Represents incremental interest expense related to the additional indebtedness, representing an estimated interest rate of 9.0% per annum on the notes and estimated commitment fees of 0.75% per annum on the $35.0 million unused portion of our new senior secured revolving credit facility. The interest rates for pro forma purposes are based on assumptions of the rates to be effective upon closing of the Transactions. As discussed in note 6 to the pro forma condensed consolidated balance sheet, we expect our senior secured revolving credit facility to be undrawn at closing. However, the pro forma condensed consolidated balance sheet is presented as if the senior secured revolving credit facility borrowings in an amount equal to $17.3 million were drawn at closing as the pro forma financial information excludes the effect of our expected available cash resulting from operations from April 1, 2011 through the closing of the offering of the notes. Therefore, we have not recorded a pro forma adjustment for interest expense on the senior secured revolving credit facility. The adjustment assumes amortization of debt issuance costs of $10.7 million on the notes and $1.2 million on the senior secured revolving credit facility on a straight-line basis.

(4)	Reflects the estimated tax effects resulting from the pro forma adjustments at statutory rates.

(5)	Represents an increase of the dividend rate from 8.0% to 9.0% on dividends for shares of Series B Convertible Preferred Stock issued in connection with the Transactions.

Pro Forma Liquidity and Capital Resources

Overview

We expect that the Transactions will require total cash of approximately $647.0 million, which will be used to fund the cash consideration payable to CKX’s stockholders and option holders in connection with the Tender Offer, to repay existing indebtedness and to pay fees and expenses associated with the Transactions. We expect the cash requirements of the Transactions to be financed through $70.0 million of cash on hand, the equity contribution from the Sponsor and the net proceeds from this offering. On a pro forma basis, as of March 31, 2011, we would have had cash and cash equivalents of $5.0 million. Upon consummation of this offering, we expect to have limited cash and cash equivalents on hand. We believe that our cash on hand will be sufficient to cover our operating expenses in the near term. We expect that other sources of cash required to pay our operating expenses for the remainder of the year will consist of available borrowings under our senior secured revolving credit facility and cash generated by our operations, including from seasonal cash flows expected from American Idol, which are primarily realized in the second half of our fiscal year.

Upon completion of this offering, our long-term debt will be comprised of the notes and the senior secured revolving credit facility. The senior secured revolving credit facility has a five-year maturity.

After the consummation of the Transactions, our primary sources of liquidity will be cash generated by operations and occasional borrowings under the senior secured revolving credit facility. Our primary uses of cash after the consummation of the Transactions will be working capital requirements, debt service requirements and capital expenditures. Based on our current level of operations and available cash, we believe our cash flows from operations, combined with availability under the senior secured revolving credit facility will provide sufficient liquidity to fund our current obligations, projected working capital requirements, debt service requirements and capital spending requirements over the next twelve months and the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under the senior secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. Our ability to do so depends on prevailing economic conditions, many of which are beyond our control. In addition, upon the occurrence of certain events, such as a change in control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, including the senior secured revolving credit facility and the notes, on commercially reasonable terms or at all. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms or at all.

After the consummation of the Transactions, we will be highly leveraged. As adjusted for the Transactions, as of March 31, 2011, we would have had outstanding $360.1 million in aggregate indebtedness, with an additional $35.0 million of borrowing capacity available under the senior secured revolving credit facility. Our liquidity requirements will be significant, primarily due to debt service requirements. On a pro forma basis, our net cash interest expense for the twelve months ended March 31, 2011, would have been $32.7 million. A 0.125% change in the assumed blended interest rate of the notes offered hereby would change aggregate pro forma interest expense for the twelve months ended March 31, 2011 by approximately $0.5 million.

Senior Secured Revolving Credit Facility

In connection with the Transactions, we entered into the senior secured revolving credit facility, which provides for up to $35.0 million of borrowings. The senior secured revolving credit facility will be available to fund working capital and for general corporate purposes. For a description of the senior secured revolving credit facility, see “Description of Other Indebtedness.”

The senior secured revolving credit facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. The senior secured revolving credit facility will also include customary events of defaults including a change of control.

Senior Preferred Securities

In connection with the Transactions, Holdings will issue shares of Series A Convertible Preferred Stock to The Promenade Trust in exchange for the shares of Series B preferred stock and Series C preferred stock of CKX transferred to Holdings, which was exchanged at a ratio of one share of Series A Convertible Stock for every five shares of preferred stock of CKX so transferred. The Series A Convertible Preferred Stock has a stated value of $76.50 per share and entitles the holder to receive a quarterly dividend calculated at an annual rate of 9% of the stated value.

The shares of Series A Convertible Preferred Stock are convertible by their holders into shares of common stock at any time at a conversion price equal to $60.00 per share, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series A Convertible Preferred Stock become convertible at Holdings’ option in certain circumstances if the value of a share of common stock of Holdings equals or exceeds value thresholds.

The holders of the Series A Convertible Preferred Stock, vote with the holders of common stock on all matters on an as converted basis and vote separately as a class with respect to certain matters.

During the period beginning four years after the consummation of the Merger and ending five years after the consummation of the Merger (or later in connection with an initial public offering of Holdings), Holdings can, at its sole discretion, redeem the outstanding shares of Series A Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption.

Upon a liquidation of Holdings, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock or any other junior equity securities of Holdings, consideration per share equal to the greater of (x) the stated value plus accrued but unpaid dividends, or (y) the amount to which they would be entitled to receive had they converted into common stock.

Pro Forma Commitments and Contingencies

There are various lawsuits and claims pending against us and which we have initiated against others. We believe that any ultimate liability resulting from these actions or claims will not have a material adverse effect on our results of operations, financial condition or liquidity.

We have a number of contracts that include future cash obligations. The scheduled maturities, interest and other payments on the Issuer’s and its consolidated subsidiaries’ material contractual obligations as of March 31, 2011 on a pro forma basis after giving effect to the Transactions are as follows (in thousands):

	2011	2012	2013	2014	2015	Thereafter	Total
	(amounts in thousands)
Debt Principal	$—	$132	$—	$—	$—	$360,000	$360,132
Interest on debt (a)	24,497	32,670	32,663	32,663	32,663	105,366	260,522
Non-cancelable operating leases	2,376	3,140	2,193	1,476	267	763	10,215
Employment contracts and consulting agreements	11,485	11,485	3,067	1,567	83	—	27,687
Guaranteed minimum distributions (b)	1,642	1,700	1,700	1,700	1,700	—	8,442
Convertible preferred stock dividend(c)	1,539	2,052	2,052	2,052	2,052	—	9,747
Ryan Seacrest agreement	4,939	6,585	—	—	—	—	11,524
Television development agreement	450	2,600	—	—	—	—	3,050
Uncertain tax position (d)	4,123	—	—	—	—	—	4,123

Total	$51,051	$60,364	$41,675	$39,458	$36,765	$466,129	$695,442

(a)	Interest expense includes the interest on the notes at an assumed rate of 9.0%, the commitment fee of 0.75%, payable on the unused portion of the $35.0 million senior secured revolving credit facility, and other interest on $0.1 million of other debt, until their respective maturities.

(b)	We are required to make guaranteed minimum distributions to the noncontrolling interest shareholder of the Presley Business of at least $1.2 million annually for as long as the noncontrolling interest shareholder continues to own 15% of the Presley Business. The amount of the distributions to the noncontrolling interest will increase if the operating cash flow of the Presley Business exceeds certain thresholds. We are also required to make guaranteed minimum distributions to the noncontrolling interest shareholder of the Ali Business at least $0.5 million annually for as long as the noncontrolling interest shareholder continues to own 20% of the Ali Business. The amount of the distributions to the noncontrolling interest will increase if the operating cash flow of the Ali Business exceeds certain thresholds.

(c)	The Issuer will be required to pay an annual dividend of $2.1 million per year in quarterly installments on the new senior preferred securities to be issued to The Promenade Trust in connection with the Transactions.

(d)	By definition, the uncertain tax positions may or may not be paid. Due to such uncertainty, we are unable to estimate the timing of such potential payments. The amount includes interest and penalties of $1.2 million.

In addition to the contractual obligations in the table above, the Promenade Trust has the right to require us to purchase up to all of its remaining ownership interest in the Presley Business at a price based on the fair value of the business, beginning four years after the consummation of the Merger and ending five years after the consummation of the Merger. Also, the Muhammad Ali Family Trust also has the right to require us to purchase all of its remaining ownership interest in the Ali Business at a price based on the then current market value.

The chart above does not include the ongoing consulting fee obligations to Simon Fuller under the terms of his Consulting Agreement and any obligation Holdings may have with regard to the Sillerman Put Right, each as described elsewhere herein. The consulting fee obligation to Mr. Fuller for 2010 was $9.1 million, inclusive of the advances, pursuant to the agreement.

Ryan Seacrest Agreement

On July 7, 2009, we entered into two agreements with Ryan Seacrest, the host of American Idol, and certain of his affiliates. Under the terms of the agreements, we paid $22.5 million upon execution of the agreements on July 7, 2009 and are paying Mr. Seacrest an additional $22.5 million in monthly installments during the term, for a total guaranteed amount of $45.0 million. FOX has agreed to pay us $5.0 million per year toward the cost of the arrangement with Mr. Seacrest. As of March 31, 2011, we have paid $33.5 million of the total amount due to Mr. Seacrest with the remaining $11.5 million to be paid in equal monthly installments through December 2012.

Simon Fuller Transaction

Pursuant to the consultancy agreement with Mr. Fuller, we have engaged Mr. Fuller to provide services, including executive producer services, in respect of our American Idol and So You Think You Can Dance programs. In consideration for providing these services, Mr. Fuller will receive the consulting fee as described above. For calendar year 2011, Mr. Fuller will receive $5.0 million as an advance against the consulting fee, $2.5 million of which was paid in the three months ended March 31, 2011; $2.5 million is due to be paid in the second and third quarters of 2011. For each year after 2011, subject to certain conditions, Mr. Fuller will receive, as an annual advance against the consulting fee, $3.0 million if American Idol remains on the air and $2.0 million if So You Think You Can Dance remains on the air.

Television Development Agreement

In March 2010, we entered into the Big Red 2 Entertainment LLC operating agreement, a three-year development agreement with a current 19 Entertainment television executive producer partner, whereby we will pay advances of future profits of $2.0 million per year; the 2011 advance was paid in January 2011 and will be expensed over the year and the 2010 advance was paid in March 2010. After we recoup our investment, profits will be split evenly with the producer. The agreement expires on December 31, 2012. We also fund certain operating costs.